UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2010
Weatherford International Ltd.
(Exact name of registrant as specified in its charter)

Switzerland	001-34258	98-0606750
(State or other jurisdiction of	Commission File Number	(I.R.S. Employer
incorporation)		Identification Number)

4-6 Rue Jean-François Bartholoni
1204 Geneva
Switzerland	Not Applicable
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: +41-22-816-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Weatherford has elevated David Ackert to Senior Vice President — Eastern Hemisphere. Mr. Ackert previously served as our Vice President of Europe, Sub-Saharan Africa and the Former Soviet Union.
Mr. Ackert, together with Peter Fontana, Senior Vice President — Western Hemisphere, Carel W. J. Hoyer, Senior Vice President — Well Construction and Reservoir Evaluation, and Nicholas W. Gee, Vice President — Completion and Production, completes our senior operational leadership team.
Keith R. Morley, our Senior Vice President — Well Construction & Operations Support, has informed us that he will leave Weatherford effective June 15, 2010. Mr. Morley’s operational responsibilities will be allocated among Mr. Hoyer and Mr. Gee. Mr. Hoyer and Mr. Gee combined have operational responsibility for all of Weatherford’s product and service lines.
Ms. Jessica Abarca, our Vice President and Chief Accounting Officer, also has informed us that she will leave Weatherford effective June 15, 2010. Her responsibilities will be allocated among our senior accounting staff, who will report directly to our Chief Financial Officer. We anticipate entering into a part-time transitional consulting agreement with Ms. Abarca at 20% of her current base salary.
In connection with Mr. Morley’s and Ms. Abarca’s exercise of their employment agreements, we anticipate recording an expense of $12.0 million in the quarter ending June 30, 2010 and making cash consideration payments of $24.5 million in the quarter ending December 31, 2010.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEATHERFORD INTERNATIONAL LTD.
By:	/s/ JOSEPH C. HENRY
Joseph C. Henry, Vice President

May 24, 2010